Exhibit 10.2

BRIDGE LOAN AGREEMENT

dated as of March 15, 2020

between

PROGENICS PHARMACEUTICALS, INC.,

as Borrower

and

LANTHEUS MEDICAL IMAGING, INC.,

as Lender

i

TABLE OF CONTENTS

(continued)

ii

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) is made and entered into as of March 15, 2020 by and between PROGENICS PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”) and LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Lender”).

W I T N E S S E T H:

WHEREAS, in connection with the Merger Agreement (as defined below) and the transactions contemplated thereby, the Borrower has requested that the Lender provide for a secured bridge loan facility in an aggregate principal amount of up to Ten Million Dollars ($10,000,000); and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to make the requested loan to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions. The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Availability Period” means the period commencing on May 1, 2020 and ending on the earlier the Funding Date and the Maturity Date; provided that, if prior thereto, the Availability Period shall end upon the termination of the Lender’s obligations pursuant to Section 6.2.

“Borrower shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrower Affiliate” means the Borrower and each Subsidiary thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Change” means a fact, circumstance, condition, development, change, event, occurrence or effect.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for election by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); (e) the Borrower shall cease to own, directly or (through another Borrower Affiliates) indirectly, 100% of the capital stock of MIPI; or (f) the Borrower shall enter into any Alternative Acquisition Agreement (as defined in the Merger Agreement).

“Closing Date” means the date on which the conditions precedent in Section 3.1 have been satisfied.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.6(c).

“Default Interest Rate” means the Loan Interest Rate, plus an additional two percent (2%) per annum.

“Dollars” and “$” means the lawful currency of the United States of America.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Excluded Taxes” means, with respect to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and any branch profits or similar tax imposed by any jurisdiction, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on (i) the date hereof, (ii) the date on which such Lender acquires an interest in the Loan or (iii) the date such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor or successor immediately before such Lender acquired its interest in the Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.10(e) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Funding Date” means the date during the Availability Period on which the Loan is made, which shall be a Business Day, on which the conditions precedent in Section 3.2 have been satisfied.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of such Person in respect of Hedge Agreements.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Lender Indemnitee” means the Lender and each of the directors, officers, employees, and agents of the Lender.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.1.

“Loan Amount” means Ten Million Dollars ($10,000,000).

“Loan Documents” means, collectively, this Agreement, the Stock Pledge Agreement, and each other agreement, certificate, document or instrument delivered in connection with this Agreement or the Stock Pledge Agreement (all as may be amended, restated or otherwise modified from time to time).

“Loan Interest Rate” means nine and a half percent (9.5%) per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, or (c) the ability of the Lender to enforce this Agreement or any other Loan Documents.

“Maturity Date” means the earlier to occur of (a) September 30, 2020 and (b) the date on which the Borrower enters into (i) a debt financing (or series of debt financings) or similar arrangements or (ii) any amendment to, or modification or replacement of, any existing debt financing or similar arrangement, provided by one or more third parties following the Termination Date, in the case of each of clause (i) and (ii), having aggregate net cash proceeds that exceed the amount then required to repay all Obligations in full in cash.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2020, among Parent, Plato Merger Sub, Inc. and the Borrower (as amended, restated or otherwise modified from time to time).

“MIPI” means Molecular Insight Pharmaceuticals, Inc.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2.

“Obligations” means, with respect to the Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” means Lantheus Holdings, Inc.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Solvent” as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Stock Pledge Agreement” means a Pledge and Security Agreement, dated as of the Funding Date, between Borrower and the Lender, in the form reasonably requested by Lender, pursuant to which all of the outstanding Capital Stock of MIPI (together with all Indebtedness of MIPI owed to the Borrower) is pledged to the Lender as collateral for the Loan, as the same may be amended, restated or otherwise modified from time to time.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date (if any) that the Merger Agreement is terminated pursuant to Section 9.1 of the Merger Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.10(e)(ii)(3).

Section 1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)    The terms “Lender” shall include, without limitation, its successors and assignees.

Section 1.3    Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

Section 2.1    Loan Amount.

(a)    Subject to the terms and conditions set forth herein, the Lender agrees to make a single term loan (the “Loan”) to the Borrower on the Funding Date in an aggregate principal amount not to exceed the Loan Amount.

(b)    No amounts paid or prepaid with respect to the Loan may be reborrowed.

Section 2.2    Borrowing Procedure. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of such borrowing to be made by the Borrower substantially in the form of Exhibit A (a “Notice of Borrowing”), to be delivered prior to noon (New York time) three (3) Business Days before the requested date of borrowing (or by such other time and date agreed to by the Lender).

Section 2.3    Funding. During the Availability Period, the Lender shall, subject to satisfaction of the conditions set forth in Section 3.2 hereof, make the requested proceeds of the Loan available to the Borrower by wire transfer to the account of the Borrower as specified in the Notice of Borrowing. For the avoidance of doubt, the commitment of the Lender to make the Loan hereunder shall automatically terminate upon the making of the Loan on the Funding Date.

Section 2.4    Repayment of Loan. The outstanding principal balance of the Loan and all accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Loan in accordance with Section 6.2.

Section 2.5    Optional and Mandatory Prepayments. At any time and from time to time, upon two (2) Business Days’ (or such shorter period agreed by the Lender) written notice from the Borrower to the Lender, the Borrower may voluntarily prepay in whole or in part any unpaid principal amount of the Loan (provided that any partial voluntary prepayment shall not be in an amount less than $500,000), together with all accrued and unpaid interest thereon, without premium or penalty. Without limiting any other provision hereof, at any time the Borrower or any Borrower Affiliate receives net cash proceeds from any debt financing or other similar arrangement entered into outside the ordinary course of business, the Borrower shall, within two (2) Business Days thereof, prepay the Loan in an amount equal to such net cash proceeds.

Section 2.6    Interest on the Loan.

(a)    The Loan shall accrue interest at the Loan Interest Rate in accordance with Section 2.7.

(b)    Interest accrued on the Loan shall be payable in cash, without duplication, (i) on the Maturity Date therefor, (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on the Loan on the principal amount so paid or prepaid, and (iii) on that portion of the Loan that is accelerated pursuant to Section 6.2, immediately upon such acceleration.

(c)    While an Event of Default exists or after acceleration of the Loan in accordance with Section 6.2, at the option of the Lender, interest on the unpaid principal amount of the Loan (and any accrued and unpaid interest with respect thereto) will accrue at the Default Interest Rate (the “Default Interest”). All Default Interest will be payable by the Borrower upon demand by the Lender.

Section 2.7    Computation of Interest. All computations of interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days. Each determination by the Lender of an interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

Section 2.8    Evidence of Debt. The Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan.

Section 2.9    Payments Generally.

(a)    All payments by the Borrower to the Lender hereunder shall be made to the Lender in immediately available funds without setoff or counterclaim not later than 11:00 a.m. New York time on the date due thereof to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after 11:00 a.m. New York time on any day shall be deemed to have been received by the Lender on the next succeeding Business Day. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of the payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    If on the Maturity Date, insufficient funds are received by and available to the Lender to pay fully all amounts of principal and interest due hereunder, such funds shall be applied (i) first, towards payment of interest, and (ii) second, towards payment of principal due hereunder.

Section 2.10    Taxes.

(a)    Payments Free of Taxes. Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, except as required by applicable law. If any Taxes shall be required by applicable law to be deducted from or in respect of any sum payable under any Loan Document to the Lender (as determined in the good faith discretion of the Borrower), then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Taxes applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    Status of the Lender.

(i)    To the extent the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(e)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing,

(A)     if the Lender is a U.S. Person, the Lender shall deliver to the Borrower on the Funding Date (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI; or

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign

Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)     if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.10(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.10(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.10(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party’s obligations under this Section 2.10 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.11     Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that it is unlawful for the Lender to make the Loan or to continue to fund or maintain the Loan, then, on written notice thereof and demand therefor by the Lender to the Borrower, (a) the obligation of the Lender to make or to continue the Loan shall be suspended, and (b) if the Loan is then outstanding, the Borrower shall prepay the unpaid principal amount of the Loan, together with accrued interest thereon, within five (5) Business Days.

ARTICLE III

CONDITIONS PRECEDENT TO THE LOAN

Section 3.1    Conditions to Closing. The obligation of the Lender to consummate the transactions contemplated by this Agreement and make available the Loan during the Availability Period shall be subject to the satisfaction (or waiver in accordance with Section 7.2) of each of the conditions precedent set forth below:

(a)    the execution and delivery of this Agreement by the parties hereto;

(b)    no Default or Event of Default shall exist on the Closing Date; and

(c)    all representations and warranties of the Borrower set forth herein shall be true and correct in all material respects on and as of the Closing Date.

Section 3.2    Conditions Precedent to Making the Loan. The obligation of the Lender to make the Loan on the Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 7.2) of each of the conditions precedent set forth below:

(a)    The Closing Date shall have occurred;

(b)    execution and delivery of the Stock Pledge Agreement by the parties thereto and delivery of certificates of shares of Capital Stock of Molecular Insight Pharmaceuticals, Inc., together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Borrower;

(c)    the delivery by the Borrower of a Notice of Borrowing pursuant to Section 2.2;

(d)    all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Funding Date;

(e)    no law shall have been adopted or promulgated after the date of the Merger Agreement, and no temporary restraining order, preliminary or permanent injunction or other order shall have been issued and remain in effect, by a Governmental Authority of competent jurisdiction having the effect of making the Loan or the Merger illegal or otherwise prohibiting consummation of the Merger or funding of the Loan;

(f)    no Default or Event of Default shall exist on the Funding Date;

(g)    the Board of Directors of Borrower shall not have made any Change in Recommendation (as defined in the Merger Agreement) and neither the Borrower nor any of its subsidiaries or their respective representatives shall have breached any of their respective obligations under Section 7.5 of the Merger Agreement;

(h)    the Termination Date shall not have occurred under the Merger Agreement; and

(i)    there shall not have occurred (i) a material breach by Borrower under the Merger Agreement or (ii) a Material Adverse Effect (as defined in the Merger Agreement), in respect of which Parent has validly terminated the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender for itself that:

Section 4.1    Corporate Existence. The Borrower (a) is duly incorporated, validly organized and in good standing under the laws of the jurisdiction of its incorporation and (b) has the power and authority to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification except, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2    Power; Authorization; Enforceable Obligations.

(a)    The Borrower has the power and authority to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, to authorize the borrowings on the terms and conditions of this Agreement.

(b)    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Borrower or any Borrower Affiliate in connection with (i) the borrowings hereunder or (ii) the execution, delivery, or performance of this Agreement or any of the other Loan Documents, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.

(c)    This Agreement has been, and, upon execution, each Loan Document shall have been, duly executed and delivered on behalf of the Borrower.

(d)    This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.3    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower and the borrowings hereunder will not violate any applicable law or any material agreement of the Borrower or any Borrower Affiliate and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.

Section 4.4    No Material Litigation; No MIPI Borrower Affiliate Indebtedness. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any Borrower Affiliate, or against any of its or their respective properties or revenues, that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no outstanding Indebtedness of MIPI or any of its Subsidiaries owing to any Borrower Affiliate (other than to Borrower, MIPI or any of MIPI’s other Subsidiaries).

Section 4.5    No Default. No Default or Event of Default has occurred and is continuing.

Section 4.6    Solvency. Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the Loan and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.

ARTICLE V

COVENANTS

From the date hereof and until payment in full of all Obligations and the termination hereof, the Borrower shall:

Section 5.1    Delivery of Financial Information. Deliver to the Lender (a) within 90 days after the end of each fiscal year of Borrower, its audited financial statements; and (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited financial statements; provided, that (i) the Borrower shall be deemed to have complied with the terms of clauses (a) and (b), as applicable, if the Borrower delivers such financial statements to the Lender within the same time frame required under the Securities Act and the rules and regulations of the SEC its annual report on Form 10-K for the applicable fiscal year or its quarterly report in Form 10-Q for the applicable fiscal quarter, respectively, that it has filed with the SEC, and (ii) any documents required to be delivered pursuant to clauses (a) and (b) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lender that such information has been posted on the Borrower’s website.

Section 5.2    Notice of Default. Promptly give notice to the Lender of the occurrence of any Default or Event of Default within five (5) Business Days after the Borrower has knowledge thereof.

Section 5.3    Compliance with Merger Agreement Covenants.

(a)    Comply with the covenants of the Company (as defined therein) set forth in Sections 6.1 and 7.10 of the Merger Agreement, with the same effect as if such covenants were fully incorporated herein, mutatis mutandis (as if each reference therein to “the Company” were a reference to the Borrower and each reference therein to “this Agreement” were a reference to this Agreement);

(b)    Not, without the prior consent of the Lender, permit MIPI to (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities (as defined in the Merger Agreement), other than dividends or distributions by wholly-owned Subsidiaries of MIPI to MIPI or a wholly-owned Subsidiary of MIPI, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights (as defined in the Merger Agreement) in respect of, in lieu of, or in substitution for, any of its Securities, (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of MIPI or any Subsidiary of MIPI, (iv) issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights, (v) merge or consolidate with any Person, or acquire the Securities in, or any material amount of assets of, any other Person, or (vi) incur of suffer to exist (or permit any Subsidiary of MIPI to incur or suffer to exist) any Indebtedness owing to any Borrower Affiliate (other than to Borrower, MIPI or any of MIPI’s other Subsidiaries); and

(c)    Cause MIPI to comply with the covenants of the Company (as defined therein) set forth in Sections 6.1 and 7.10 of the Merger Agreement (other than clauses (b), (c) and (d) of Section 6.1 (which covenants are covered in clause (b) above)), with the same effect as if such covenants were fully incorporated herein, mutatis mutandis (as if each reference therein to “the Company” were a reference to MIPI, each reference therein to “the Company Subsidiaries” (or any similar phrase) were a reference to Subsidiaries of MIPI, and each reference therein to “this Agreement” were a reference to this Agreement).

For avoidance of doubt, such covenants incorporated hereby shall continue hereunder notwithstanding any termination of the Merger Agreement.

Section 5.4    Use of Proceeds. Use the proceeds of the Loan to fund working capital and for other general corporate purposes; provided that the proceeds of the Loan shall not be used in connection with any related party transaction, the purchase or repurchase of any Capital Stock, acquisition of assets or other merger activity unrelated to the Merger Agreement, or in any manner that would reasonably be expected to prevent the Merger from constituting a Tax-free reorganization described in Section 368(a) and related provisions of the Code.

Section 5.5    Debt Financing. Promptly following the Termination Date, if any, Borrower shall use all commercially reasonable efforts to enter into a debt financing with net cash proceeds in excess of the amount then required to repay all Obligations in full in cash.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)    The Borrower shall fail to pay (i) the principal of the Loan on the date when due (including the Maturity Date) in accordance with the terms hereof; or (ii) any interest on the Loan, or any other amount payable hereunder or under any other Loan Document, and in the case of clause (ii), such failure shall continue unremedied for a period of three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)    Any representation or warranty made or deemed made by the Borrower or any Borrower Affiliate herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)    The Borrower shall default in the observance or performance of any agreement contained in this Agreement or any other Loan Document to be performed by it (other than as provided in Section 6.1(a)), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which an officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Borrower by the Lender; or

(d)    (i) The Borrower or any Borrower Affiliate shall fail to make any payment on any Indebtedness (other than the Obligations) of the Borrower or any Borrower Affiliate or on any Guarantee Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of Five Million Dollars ($5,000,000) or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)    (i) The Borrower or any Borrower Affiliate shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Borrower Affiliate shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Borrower Affiliate any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any Borrower Affiliate any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Borrower Affiliate shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Borrower Affiliate shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)    Except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Lender, or as otherwise expressly permitted under any Loan Document, any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be, or be asserted in writing by the Borrower or any Borrower Affiliate not to be valid and binding on, or enforceable against, the Borrower, or the Borrower or any Borrower Affiliate shall state in writing that any of the foregoing events shall have occurred; or the Stock Pledge Agreement ceases to create a valid Lien with the priority required thereby on the Collateral covered thereby; or

(g)    A Change of Control (other than consummation of the Merger) shall have occurred.

Section 6.2    Remedies. Upon the occurrence of any Event of Default specified in Section 6.1(e)(i) or (ii), the obligation of the Lender to make available the Loan shall immediately terminate, the unpaid principal amount of the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and the Lender shall be entitled to take all available remedies under applicable law. Upon the occurrence and during the continuance of any other Event of Default, the Lender (a) may, by notice to the Borrower, terminate its obligation to make available the Loan, whereupon such obligation shall immediately terminate, (b) may, by notice to the Borrower, declare the unpaid principal amount of the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (c) shall be entitled to take all available remedies under applicable law.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices.

(a)    Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing (including email communication), and sent via overnight courier, mailed, emailed, or delivered:

If to the Borrower:

Progenics Pharmaceuticals, Inc.

One World Trade Center, 47th Floor

New York, NY 10007

Attention: David Mims

Email: dmims@progenics.com

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Sung Pak, Esq.

Email: spak@omm.com

Attention: Tobias Knapp, Esq.

Email: tknapp@omm.com

If to the Lender:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 02160

Attention: General Counsel

Email: michael.duffy@lantheus.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Morton A. Pierce, Esq.

Bryan J. Luchs, Esq.

Email: morton.pierce@whitecase.com

Any party hereto may change its address, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery. All such notices, demands, requests, consents and other communications shall, when mailed, or emailed, be effective (x) when delivered to such email address (and confirmed by delivery receipt), (y) if delivered by hand, including any overnight courier service, upon personal delivery, or (z) if delivered by mail, when deposited in the mails, respectively.

Section 7.2    Waiver; Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and (a) in the case of any such waiver or consent, signed by the Lender and (b) in the case of any other amendment, by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.3    Expenses; Indemnification.

(a)    The Borrower shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, but not limited to the reasonable fees, charges and out-of-pocket disbursements of a single outside counsel for the Lender) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 7.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)    The Borrower shall be obligated to indemnify each Lender Indemnitee against, and hold each Lender Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and out-of-pocket disbursements of a single counsel for all Lender Indemnitees taken as a whole) incurred by any Lender Indemnitee or asserted against any Lender Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Lender Indemnitee is a party thereto, provided that such indemnity shall not, as to any Lender Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Lender Indemnitee or (y) breach in bad faith of such Lender Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in their favor on such claim as determined by a court of competent jurisdiction.

(c)    To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Lender Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated therein, the Loan or the use of proceeds thereof.

(d)    All amounts due under this Section 7.3 shall be payable promptly after written demand therefor.

Section 7.4    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower; provided, however, that Lender may (a) pledge its interest in the Loan and this Agreement as collateral pursuant to its existing credit facility or any replacement thereof and (b) assign this Agreement without consent of the Borrower, but with reasonably prompt notice to the Borrower, (i) in connection with a merger, acquisition, recapitalization, reorganization, change of control or sale of all or substantially all of its assets, business or product line to which this Agreement relates, (ii) to any Controlled or Controlling affiliate of the Lender or (C) at any time following the occurrence of an Event of Default. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Lender Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.5    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each Loan Document and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

(b)    ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE LOAN DOCUMENTS.

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 7.6    Counterparts; Integration. This Agreement may be executed in any number of counterparts and by electronic means (including “pdf”) and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.7    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of the Loan. The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

Section 7.8    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PROGENICS PHARMACEUTICALS, INC., as Borrower

By:	/s/ Patrick Fabbio

Name:	Patrick Fabbio
Title:	CFO

LANTHEUS MEDICAL IMAGING, INC., as Lender

By:	/s/ Robert J. Marshall Jr.

Name:	Robert J. Marshall Jr.
Title:	CFO and Treasurer

[Signature Page to Bridge Loan Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

[DATE]

[●]

[Address]

Dear Sirs:

Reference is made to that certain Bridge Loan Agreement, dated as of March 15, 2020 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”), by and among PROGENICS PHARMACEUTICALS, INC. (the “Borrower”) and LANTHEUS MEDICAL IMAGING, INC. (the “Lender”).

The Borrower hereby requests the following Loan under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to such Loan:

(a)	Principal Amount of Loan: $[●]

(b)	Date of Loan: [●]

(c)	The Borrower hereby certifies as follows:

(i)	At the time of and immediately after giving effect to the making of the requested Loan, no Default or Event of Default exists.

(ii)

At the time of and immediately after giving effect to the making of the requested Loan, all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of such date.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed on the date first written above.

PROGENICS PHARMACEUTICALS, INC. as Borrower

By:

Name:
Title:

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Loan Agreement dated as of March 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Progenics Pharmaceuticals, Inc. and Lantheus Medical Imaging, Inc.

Pursuant to the provisions of Section 2.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Loan Documents evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:                     , 20[    ]

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Loan Agreement dated as of March 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Progenics Pharmaceuticals, Inc. and Lantheus Medical Imaging, Inc.

Pursuant to the provisions of Section 2.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Loan Documents evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Loan Documents evidencing such Loan), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:                     , 20[    ]